Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Neurogen Corporation, which appears in Neurogen Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 29, 2005 relating to the financial statements, which appears in the Annual Report of the Neurogen Corporation 401(k) Retirement Plan on Form 11-K for the year ended December 31, 2004.

Hartford, Connecticut
November 7, 2005